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                                                                    EXHIBIT 99.1

                             [FORM OF PRESS RELEASE]

CARDIOGENESIS REPORTS 2001 SECOND QUARTER, SIX-MONTH RESULTS QUARTERLY REVENUES
 UP 30% FROM THE FIRST QUARTER OF 2001, WITH SOLID INCREASES IN WORLDWIDE LASER
                        PLACEMENTS AND DISPOSABLE SALES

        FOOTHILL RANCH, Calif., July 26 -- CardioGenesis Corporation (Nasdaq:
CGCP), the market leader in angina-relieving Transmyocardial Revascularization
(TMR), today announced results for its second quarter and six months ended June 30, 2001. With strong sequential quarter increases driven primarily by accelerating placements of TMR lasers and disposable sales, worldwide revenues for the second quarter of this year were $4.03 million, with a net loss of $2.97 million, or $0.09 fully diluted loss per share. Worldwide revenues for this year's first six months were $7.14 million, with a net loss of $5.40 million, or $0.17 fully diluted loss per share. Excluding non-recurring organizational restructuring charges and the final recording of equity in net losses from Microheart, a privately held company that is 31.1 percent owned by CardioGenesis, the Company's net losses for the second quarter and first six months of this year were $1.97 million, or $0.06 fully diluted loss per share, and $4.05 million, or $0.13 fully diluted loss per share, respectively.

        While revenues were down for this year's second quarter and first six months, when compared to the same periods in the prior year, the Company's bottom line improved as the net loss in both periods, including the non-recurring organizational restructuring charges and losses from its unconsolidated subsidiary, declined by 9 percent and 30 percent, respectively.

        Revenues in the second quarter of last year were $6.61 million, with a net loss of $3.26 million, or $0.11 fully diluted loss per share, while revenues for last year's first six months were $12.29 million, with a net loss of $7.70 million, or $0.26 fully diluted loss per share. The year-to-year decline in total revenue was largely due to a higher level of outright laser sales in the first half of last year and the implementation of the much needed and far reaching reorganization and re-staffing of the Company's marketing and sales organization over the last eight months.

        According to CardioGenesis Chairman, President and CEO Michael J. Quinn, June sales performance worldwide was the strongest in the past twelve months as the Company finished the second quarter of this year with revenues up sequentially by 30 percent from this year's first quarter. The Company shipped 14 lasers and converted one placed laser to a sale in the second quarter of this year, almost double the eight shipped in this year's first quarter. Worldwide disposable sales in the second quarter of this year increasing to 1,137 units, up approximately 37 percent from disposable sales of 827 in the first quarter of this year, and approximately the same as disposable sales in the second quarter of last year.

        Quinn commented, "Today, we are a new company, totally different from the company that existed a year ago. We have a new name, a new and less costly corporate office, and we have created a new platform that enables us to supply a broad range of products to establish laser-based angiogenesis as the standard of care for the treatment of cardiovascular disease. These products will include gene, protein and other advanced therapies that can be delivered to


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the heart through the hand pieces of our proprietary laser systems. We are also a leaner and far more effective organization than we were last year at this time. Even though total headcount has been cut in half, we have put in place a new sales and marketing organization of 40 professionals with extensive experience in selling medical devices to the cardiovascular market.

        "We have built a company that has three primary goals: to relieve the pain and suffering of millions of angina sufferers worldwide; to build an expanding customer base of hospitals and surgeons who increasingly use our procedures; and to become profitable for our shareholders," Quinn added.

        "I am pleased to report that we completed the steps needed to create our new domestic sales and marketing organization in May and we are beginning to feel the positive impact on sales of our new business plan and our new team of sales professionals," Quinn said. "Our next step is to expand our focus to rebuild an international organization that is equally as professional and effective. We believe that approximately 95 percent of angina sufferers are outside of the U.S. and that the market for TMR and PMR in the industrialized nations of Europe, Asia and South America is ten times larger than here at home. We are currently able to market PMR in a number of these countries and we intend to aggressively pursue the sale of PMR and TMR in the international marketplace."

        As CardioGenesis places more lasers in leading hospitals and heart centers with annual commitments from them for specific numbers of procedures, it is creating an installed base that can generate a growing and profitable recurring revenue stream going forward. Sales of disposables (which are an indicator of the number of procedures being performed) are now accounting for a much larger percentage of the Company's total revenues. "We believe these disposable sales will be, in essence, recurring revenue for the future," Quinn added.

        "We are all very encouraged and optimistic about the future as we are not only seeing a ramping up of sales activity and laser placements, but the increases in disposable sales are a clear indication that the utilization of existing and recently installed lasers is beginning to trend upward nicely," Quinn said.

        By June 30, 2001, there were approximately 400 sites using CardioGenesis lasers for myocardial revascularization, up 77 percent from the 226 sites at the end of June 2000, and the number of surgeons trained had risen to approximately 900, an increase of 29 percent from the 699 trained at the end of the first half of last year. The Company believes its share of the laser-based cardiac revascularization market is currently in excess of 75 percent.

        Overall gross margins, as a percentage of sales, increased to 61 percent in this year's second quarter, up from 59 percent in the same period last year and 51 percent in the first quarter of this year. The year-to-year decline in total operating expense for the second quarter and first six months of this year was 30 percent and 42 percent, respectively, reflecting the results of the Company's significant and continuing efforts to reduce and control costs since Quinn joined the Company last October.

        As previously announced, on July 9, the U.S. Food and Drug Administration advisory panel declined to recommend approval of the Company's application to begin marketing in the


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United States its newest laser procedure called PMR (Percutaneous Myocardial
Revascularization). PMR, which is being marketed in Europe and Asia, is a minimally invasive procedure related to the treatment of heart disease that is no more invasive than angioplasty and has been shown to relieve crippling angina pain. "Needless to say, we are disappointed with the decision but, as I have told the media and our employees, we are undeterred," Quinn said.

        "There were a number of positive conclusions about PMR reached by the panel," Quinn added. "The most important being the panel's acknowledgment that PMR relieves angina. Because nearly 2000 PMR procedures have been done internationally and patients continue to tell us how it has improved their quality of life and reduced the number of times they have been re-admitted to the hospital, we know PMR can help those who have to live with chest pain all day, every day. People who go to sleep with it, who wake up with it. For these people, PMR can be a chance for a new life. We are today, more than ever, committed to working with the FDA to have PMR available in the U.S."

About CardioGenesis Corporation:

        CardioGenesis, formerly Eclipse Surgical Technologies, is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. The Company's market-leading Holmium YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S., Europe and Asia, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company's PMR device is currently being marketed in selected countries in Europe, after having received a CE mark.

        For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the "Client" section of the Allen & Caron Inc web site at www.allencaron.com.

        Any forward-looking statements in this news release related to the Company's sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis' actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.


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                            CARDIOGENESIS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                Three Months Ended             Six Months Ended
                                                      June 30,                     June 30,
                                              -----------------------       -----------------------
                                                2001           2000           2001           2000
                                              --------       --------       --------       --------
    Net revenues                              $  4,030       $  6,608       $  7,141       $ 12,285
    Cost of revenues                             1,583          2,698          3,118          5,029
      Gross profit                               2,447          3,910          4,023          7,256

Operating expenses:
    Research and development                       706          1,308          1,249          3,095
    Sales and marketing                          2,396          4,345          4,348          8,894
    General and administrative                   1,360          1,655          2,546          3,211
    Restructuring costs                            690             --            690             --
      Total operating expenses                   5,152          7,308          8,833         15,200
      Loss from operations                      (2,705)        (3,398)        (4,810)        (7,944)
    Non-operating income (expense)                (262)           136           (594)           243
      Net loss                                $ (2,967)      $ (3,262)      $ (5,404)      $ (7,701)

Net loss per share -
    basic and diluted                         $  (0.09)      $  (0.11)      $  (0.17)      $  (0.26)

Shares used in per share computations           33,631         30,064         32,227         29,866


Net loss per share net of
    restructuring costs and
    unconsolidated subsidiary
    non-cash losses                           $  (0.06)      $  (0.11)      $  (0.13)      $  (0.26)


                            CARDIOGENESIS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                              June 30,    December 31,
                                               2001           2000
                                              --------    ------------
ASSETS

 Cash, cash equivalents &
     marketable securities                    $  3,346      $  3,357
 Accounts receivable, net                        3,305         3,773
 Inventories                                     4,603         5,400
 Property and equipment, net                       821         1,048
 Other assets                                    2,980         3,387
 Total assets                                 $ 15,055      $ 16,965

LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable and
     accrued liabilities                      $  7,424      $  7,342
 Deferred revenue                                1,061         1,310
 Other liabilities                                 108           339
 Total stockholders' equity                      6,462         7,974
 Total liabilities and
     stockholders' equity                     $ 15,055      $ 16,965

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